Exhibit 12.1

Ratio of Earnings to Fixed Charges—Proforma

2002
Amounts in accordance with Australian GAAP
Earnings
Loss before income taxes	(16.3)
Add fixed charges	140.1

123.8
Less capitalized interest	(3.5)

Total adjusted earnings	120.3

Fixed Charges
Interest costs	155.7
Pro forma interest adjustment	(20.4)
Amortization of borrowing costs	0.6
Plus Capitalized Interest	3.5
Portion of rent expense representative of interest factor	0.7

Total Fixed Charges	140.1

Ratio of Adjusted Earnings to Fixed Charges	0.86
Deficiency	19.8

Amounts in accordance with US GAAP
Earnings
Loss before income taxes	(91.2)
Add fixed charges	140.1

48.9
Less capitalized interest	(3.5)

Total adjusted earnings	45.4

Fixed Charges
Interest costs.	155.7
Pro forma interest adjustment	(20.4)
Amortization of borrowing costs	0.6
Capitalized Interest	3.5
Portion of rent expense representative of interest factor	0.7

Total Fixed Charges	140.1

Ratio of Adjusted Earnings to Fixed Charges	0.32
Deficiency	94.7

Ratio of Earnings to Fixed Charges-Historical—Continuing operations

	2002	2001	2000	1999	1998
Amounts in accordance with Australian GAAP
Earnings
Income before income taxes, excluding minority interest	(34.6)	(223.3)	480.0	(81.2)	(417.8)
Add fixed charges	156.4	296.1	326.5	226.4	143.6

	121.8	72.8	806.5	145.2	(274.2)
less capitalized interest	(3.5)	—	(24.9)	(61.9)	(89.9)

Total adjusted earnings	118.3	72.8	781.6	83.3	(364.1)

Fixed Charges
Interest expense	152.2	295.2	300.4	163.4	52.7
Plus capitalized interest	3.5		24.9	61.9	89.9
Portion of rent expense representative of interest factor	0.7	0.9	1.2	1.1	1.0

Total Fixed Charges	156.4	296.1	326.5	226.4	143.6
Ratio of Adjusted Earnings to Fixed Charges	0.76	0.25	2.39	0.37	—
Deficiencies	38.1	223.3	N/A	143.1	507.7

Amounts in accordance with US GAAP
Earnings
Income before income taxes, excluding minority interest	(171.9)	(342.7)	365.7	(123.1)	(429.6)
Add fixed charges	156.4	296.1	326.5	226.4	143.6

	(15.5)	(46.6)	692.2	103.3	(286.0)
Less capitalized interest	(3.5)	—	(24.9)	(61.9)	(89.9)

Total adjusted earnings	(19.0)	(46.6)	667.3	41.4	(375.9)

Fixed Charges
Interest expense	152.2	295.2	300.4	163.4	52.7
Plus capitalized interest	3.5		24.9	61.9	89.9
Portion of rent expense representative of interest factor	0.7	0.9	1.2	1.1	1.0

Total Fixed Charges	156.4	296.1	326.5	226.4	143.6

Ratio of Adjusted Earnings to Fixed Charges	—	—	2.04	0.18	—
Deficiencies	175.4	342.7	N/A	185.0	519.5